EX-23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Current Report on Form 8-K/A of Colony Bankcorp, Inc. of our report dated April 1, 2021, relating to our audit of the 2020 and 2019 consolidated financial statements of SouthCrest Financial Group, Inc. appearing in Exhibit 99.1 to this Current Report on Form 8-K/A.

We further consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-228440 and 333-237169) and Form S-8 (File Nos. 333-226984, 333-236721 and 333-238752) of Colony Bankcorp, Inc. of our report dated April 1, 2021, with respect to the consolidated financial statements as of December 31, 2020 and 2019 of SouthCrest Financial Group, Inc. appearing in this Current Report on Form 8-K/A.

/s/ WIPFLI LLP

Atlanta, Georgia
October 15, 2021